Exhibit 99.1

Atlanta Gas Light
Chattanooga Gas
Elizabethtown Gas
Elkton Gas
Florida City Gas
Nicor Gas Company
Virginia Natural Gas
Sequent Energy Management

AGL Resources Reports First Quarter 2012 Earnings

▪	Diluted earnings per share (EPS) of $1.11 versus $1.59 in first quarter 2011; excluding Nicor merger-related expenses, adjusted diluted EPS of $1.16 for 2012 compared to $1.63 for 2011

▪	Record first quarter 2012 warmth resulted in an estimated $0.11 diluted EPS decline when compared to normal weather at the distribution and retail segments

▪	First quarter 2012 includes the results of Nicor as the merger closed in December 2011

▪	First quarter 2012 EBIT of $266 million compared to $239 million in 2011

ATLANTA, May 1, 2012 -- AGL Resources Inc. (NYSE: GAS) today reported first quarter net income of $130 million, or $1.12 per basic share ($1.11 per diluted share), compared to net income of $124 million, or $1.60 per basic share ($1.59 per diluted share), reported for the same period last year. Excluding the 2012 effect of $0.05 per share, and the 2011 effect of $0.04 per share, related to merger expenses, adjusted EPS for the first quarter of 2012 was $1.16 per diluted share and $1.63 per diluted share for the first quarter of 2011.

“The unprecedented weather conditions during the first quarter of the year clearly impacted our earnings, particularly at Nicor Gas and our retail operations in Georgia. However, weather normalization programs and decoupling at our other major utilities helped to stabilize our performance. While our wholesale business also experienced negative impacts from warmer than normal weather, our transportation positions were well-hedged and our storage positions look strong, with seasonal spreads improving.” said John W. Somerhalder II, AGL Resources Chairman, President and Chief Executive Officer. “The Nicor integration remains on track and staffing across the organization is largely complete. As always, we continue to focus on maintaining our track record of safe, efficient operations.”

“On a GAAP basis, the primary year-over-year driver of our first quarter earnings is clearly the addition of Nicor’s businesses, whose results are not reflected in first quarter 2011 comparisons. However, the key factor influencing operating performance was historically warm weather during the first quarter of 2012. Had we experienced normal (10-year average) weather at our distribution and retail segments, we believe our diluted EPS would have been higher by approximately $0.11,” said Andrew W. Evans, AGL Resources Executive Vice President and Chief Financial Officer. “Though operating margin suffered due to weather, we have been able to effectively control costs and are running in-line with expense expectations for the year. In addition, our interest expense for the quarter was consistent with projections, and our credit metrics, balance sheet and liquidity position remain strong.”

During the three months ended March 31, 2012, weather across AGL Resources’ service territories was 21% warmer than normal. This resulted in a significantly reduced demand for natural gas and negatively impacted distribution operations and retail operations.  The weather in Illinois, impacting Nicor Gas, was 19% warmer than normal. Georgia also experienced 32% warmer than normal weather. This warmer weather reduced our expected earnings before interest and tax (EBIT) by $13 million at distribution operations and by $8 million at retail operations when compared to the 10-year average. Commercial activity at the wholesale segment was also negatively impacted by the historically warm weather.

FIRST QUARTER 2012 OPERATING SEGMENT RESULTS

Distribution Operations

The distribution operations segment, which consists of our seven utilities, contributed EBIT of $194 million for the first quarter of 2012, an increase of 38% compared to $141 million for the same period in 2011. The increase in EBIT was primarily attributed to a $51 million contribution from the addition of Nicor Gas. EBIT at the legacy AGL Resources’ utilities, excluding Nicor Gas, was favorable by $2 million relative to the first quarter of 2011.

Retail Operations

The retail operations segment, which consists of SouthStar Energy Services,  Nicor Services, Nicor Solutions and Nicor Advanced Energy, contributed EBIT of $60 million for the first quarter of 2012, a decrease of 12% compared to $68 million for the same period in 2011. EBIT declined primarily as a result of warmer than normal weather which negatively impacted year-over-year EBIT by $8 million. In addition, the retail operations segment recorded a $3 million natural gas inventory valuation lower-of-cost-or-market (LOCOM) adjustment.  The retail segment did not record a similar inventory adjustment in the first quarter of 2011.  These decreases were partially offset by a reduction of transportation and gas costs and higher retail price spreads.

Wholesale Services

The wholesale services segment, consisting primarily of Sequent Energy Management, reported EBIT of $19 million in the first quarter of 2012, a decrease of 42% compared to $33 million reported for the first quarter of 2011. Operating margin decreased $16 million, or 32%, for the first quarter of 2012 compared to the prior-year period. During the quarter, the wholesale services segment experienced a $21 million decrease in commercial activity compared to the prior first quarter, primarily driven by historically warm weather and lower storage and transportation spreads. Additionally, the wholesale segment recorded an $18 million natural gas inventory valuation LOCOM adjustment during the first quarter of 2012 resulting from natural gas price declines in the period. A similar adjustment was not recorded in the first quarter of 2011. These declines were offset by an increase in storage hedge gains of $19 million and a change in the value on transportation hedges of $4 million compared to the same period in 2011. Hedge gains are affected primarily by changes in the price of natural gas and by changes in transportation basis spreads in the period.

Sequent has $19 million in storage-related economic value locked-in at March 31, 2012 compared with $11 million at the same point last year and $3 million at the end of 2011. This economic value is expected to be recognized as operating revenues in 2012 and 2013 when the projected storage withdrawals occur. This withdrawal schedule can change in response to changes in market conditions, including changes in forward NYMEX natural gas prices.

Midstream Operations

The midstream operations segment, consisting primarily of our natural gas storage facilities including Jefferson Island Storage and Hub, Golden Triangle Storage and Central Valley Gas Storage, contributed EBIT of $3 million in the first quarter of 2012, compared to EBIT of $2 million contributed in 2011. The year-to-year improvement is due primarily to hedge gains net of inventory valuation LOCOM at Central Valley Gas Storage for volumes of natural gas related to bringing the facility into service.

Cargo Shipping

Our cargo shipping segment consists primarily of Tropical Shipping, a containerized cargo shipping company serving the Bahamas and Caribbean regions, and Seven Seas, a domestic cargo insurance company. The cargo shipping segment contributed EBIT of $1 million in the first quarter of 2012.

INTEREST EXPENSE AND INCOME TAXES

Net interest expense for the first quarter of 2012 was $47 million, up $18 million from the first quarter of 2011. The increase in interest expense resulted from higher average debt outstanding, primarily the result of the long-term debt issued during 2011 in connection with the Nicor merger.

Income taxes for the first quarter of 2012 were $80 million, a $4 million increase compared to the first quarter of 2011, as a result of higher consolidated earnings for the quarter relative to the prior year.

2012 EARNINGS OUTLOOK

AGL Resources provides earnings per share guidance estimates based on normal weather, among other assumptions. The historically warm weather experienced during the first quarter of 2012 may lead to EPS results for the full year that are below our previously indicated guidance range of $2.80 to $2.95 per diluted share.

Unanticipated changes in these events or other circumstances could materially impact earnings, and could result in earnings for 2012 significantly above or below this outlook. Factors that could cause such changes are described below in Forward-Looking Statements and in other company documents on file with the Securities and Exchange Commission.

EARNINGS CONFERENCE CALL/WEBCAST

AGL Resources will hold a conference call to discuss its first quarter 2012 results on May 1 at 4 p.m. Eastern Daylight Savings Time. The conference call will be webcast, and can be accessed via the Investor Relations section of the company's Web site (www.aglresources.com), or by dialing 866.383.8003 if calling from the U.S., or 617.597.5330 if dialing from outside of the U.S. (Passcode: 57339818). A replay of the conference call will be available by dialing 888.286.8010 in the United States or 617.801.6888 outside the United States (Passcode: 47945796). A replay of the call also will be available on the Investor Relations section of the company's Web site for seven days following the call.

About AGL Resources

AGL Resources (NYSE: GAS) is an Atlanta-based energy services holding company with operations in natural gas distribution, retail operations, wholesale services, midstream operations and cargo shipping. As the nation's largest natural gas-only distributor based on customer count, AGL Resources serves approximately 4.5 million utility customers through its regulated distribution subsidiaries in seven states. The company also serves more than one million retail customers through its SouthStar Energy Services joint venture and Nicor National, which market natural gas and related home services. Other non-utility businesses include asset management for natural gas wholesale customers through Sequent Energy Management, ownership and operation of natural gas storage facilities, and ownership of Tropical Shipping, one of the largest containerized cargo carriers serving the Bahamas and Caribbean region. AGL Resources is a member of the S&P 500 Index. For more information, visit www.aglresources.com.

Forward-Looking Statements

Certain expectations and projections regarding our future performance referenced in this press release, in other reports or statements we file with the SEC or otherwise release to the public, and on our website, are forward-looking statements. Senior officers and other employees may also make verbal statements to analysts, investors, regulators, the media and others that are forward-looking. Forward-looking statements involve matters that are not historical facts, such as statements regarding our future operations, prospects, strategies, financial condition, economic performance (including growth and earnings), industry conditions and demand for our products and services. Because these statements involve anticipated events or conditions, forward-looking statements often include words such as "anticipate," "assume," "believe," "can," "could," "estimate," "expect," "forecast," "future," "goal," "indicate," "intend," "may," "outlook," "plan," "potential," "predict," "project," "seek," "should," "target," "would," or similar expressions. Forward-looking statements contained in this press release include, without limitation, the quotes from John W. Somerhalder II and Andrew W. Evans, our expected storage-related economic value and projected storage withdrawal schedule, and our 2012 earnings outlook and related expectations and assumptions.

Such events, risks and uncertainties include, but are not limited to, changes in price, supply and demand for natural gas and related products; the impact of changes in state and federal legislation and regulation including changes related to climate change; actions taken by government agencies on rates and other matters; concentration of credit risk; utility and energy industry consolidation; the impact on cost and timeliness of construction projects by government and other approvals, development project delays, adequacy of supply of diversified vendors, unexpected change in project costs, including the cost of funds to finance these projects; the impact of acquisitions and divestitures, including the Nicor merger; the limits on natural gas pipeline capacity; direct or indirect effects on our business, financial condition or liquidity resulting from a change in our credit ratings or the credit ratings of our counterparties or competitors; interest rate fluctuations; financial market conditions, including disruptions in the capital markets and lending environment and the current economic uncertainty; general economic conditions; uncertainties about environmental issues and the related impact of such issues; the impact of changes in weather, including climate change, on the temperature-sensitive portions of our business; the impact of natural disasters such as hurricanes on the supply and price of natural gas; the outcome of litigation; acts of war or terrorism; and other factors which are provided in detail in our filings with the Securities and Exchange Commission, which we incorporate by reference in this press release. Forward-looking statements are only as of the date they are made, and we do not undertake to update these statements to reflect subsequent changes.

Supplemental Information

Company management evaluates segment financial performance based on earnings before interest and taxes (EBIT), which includes the effects of corporate expense allocations and on operating margin. EBIT is a non-GAAP (accounting principles generally accepted in the United States of America) financial measure that includes operating income, other income and expenses. Items that are not included in EBIT are financing costs, including debt and interest expense and income taxes. The company evaluates each of these items on a consolidated level and believes EBIT is a useful measurement of our performance because it provides information that can be used to evaluate the effectiveness of our businesses from an operational perspective, exclusive of the costs to finance those activities and exclusive of income taxes, neither of which is directly relevant to the efficiency of those operations.

Operating margin is a non-GAAP measure calculated as operating revenues minus cost of goods sold, and revenue taxes, excluding operation and maintenance expense, depreciation and amortization, and taxes other than income taxes. These items are included in the company's calculation of operating income. The company believes operating margin is a better indicator than operating revenues of the contribution resulting from customer growth, since cost of gas and revenue taxes are generally passed directly through to customers.

In addition, in this press release AGL Resources has presented a non-GAAP measure of adjusted earnings per share (EPS), which excludes expenses incurred with respect to the Nicor merger.  As the company does not routinely engage in transactions of the magnitude of the Nicor merger, and consequently does not regularly incur transaction and integration-related expenses of correlative size, the company believes presenting EPS excluding Nicor merger-related expenses provides investors with an additional measure of AGL Resources’ core operating performance. AGL Resources also expects to record certain merger-related expenses in 2012 and will exclude nonrecurring integration–related expenses from its 2012 adjusted results.  Examples of such expenses related to the merger and integration are: employee severance, relocation, consulting services, temporary labor and certain travel costs. We also discuss the impact to diluted EPS due to warmer than normal weather in the first quarter of 2012.

EBIT, operating margin and adjusted EPS should not be considered as alternatives to, or more meaningful indicators of, the company's operating performance than operating income, net income attributable to AGL Resources Inc. or EPS as determined in accordance with GAAP. In addition, the company's EBIT, operating margin and adjusted EPS may not be comparable to similarly titled measures of another company.

Reconciliation of non-GAAP financial measures referenced in this press release and otherwise in the earnings conference call and webcast is attached to this press release and is available on the company's Web site at http://www.aglresources.com/ under the Investor Relations section.

AGL Resources Inc.
Condensed Consolidated Statements of Income
(Unaudited)
	Three Months Ended
In millions, except per share amounts	3/31/12	3/31/11	Fav / (Unfav)
Operating revenues	$1,404	$878	$526
Operating expenses
Cost of goods sold	719	455	(264)
Operation and maintenance	245	126	(119)
Depreciation and amortization	104	41	(63)
Taxes other than income taxes	64	13	(51)
Nicor merger expenses	10	5	(5)
Total operating expenses	1,142	640	(502)
Operating income	262	238	24
Other income	4	1	3
Earnings before interest and taxes	266	239	27
Interest expense, net	47	29	(18)
Earnings before income taxes	219	210	9
Income tax expense	80	76	(4)
Net income	139	134	5
Less net income attributable to the noncontrolling interest	9	10	1
Net income attributable to AGL Resources Inc.	$130	$124	$6

Earnings per common share
Basic	$1.12	$1.60	$(0.48)
Diluted	$1.11	$1.59	$(0.48)

Weighted average shares outstanding
Basic	116.7	77.7	(39.0)
Diluted	117.0	78.0	(39.0)

AGL Resources Inc.
EBIT Schedule
For the Three Months Ended March 31, 2012 and 2011
(Unaudited)
	Three Months Ended
In millions, except per share amounts	3/31/12	3/31/11	Fav / (Unfav)
Distributions Operations	$194	$141	$53
Retail Operations	60	68	(8)
Wholesale Services	19	33	(14)
Midstream Operations	3	2	1
Cargo Shipping	1	–	1
Corporate/Other	(11)	(5)	(6)
Consolidated EBIT	266	239	27
Interest expenses, net	47	29	(18)
Income tax expense	80	76	(4)
Net income	139	134	5
Less net income attributable to the noncontrolling interest	9	10	1
Net income attributable to AGL Resources Inc.	$130	$124	$6

Earnings per common share
Basic	$1.12	$1.60	$(0.48)
Diluted	$1.11	$1.59	$(0.48)

AGL Resources Inc.
Reconciliation of Operating Margin to Operating Revenues
(Unaudited)
	Three Months Ended
In millions	3/31/12	3/31/11	Fav / (Unfav)
Operating revenues	$1,404	$878	$526
Cost of goods sold	(719)	(455)	(264)
Revenue tax expense	(41)	–	(41)
Operating margin	$644	$423	$221

AGL Resources Inc.
Reconciliation of Earnings per Share to Adjusted per Share and 1Q12 Weather Normalization
(Unaudited)
	Three months ended March 31, 2012	Three months ended March 31, 2011
Basic earnings per share – as reported	$1.12	$1.60
Transaction costs of Nicor merger	0.05	0.04
Basic earnings per share – as adjusted	$1.17	$1.64

	Three months ended March 31, 2012	Three months ended March 31, 2011
Diluted earnings per share – as reported	$1.11	$1.59
Transaction costs of Nicor merger	0.05	0.04
Diluted earnings per share – as adjusted	$1.16	$1.63

Three months ended March 31, 2012
in millions	Consolidated AGL Resources
Operating Income	$262
Other income	4
EBIT	$266
Impact of weather normalization	21
EBIT as adjusted	$287
Impact of weather normalization (net of tax)	$13
Diluted earnings per share impact – as adjusted	$0.11